Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement (File No. 333-260596) of theMaven, Inc. on Amendment No. 1 to Form S-1 of our report dated August 16, 2021 with respect to our audits of the consolidated financial statements of theMaven, Inc. as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Los Angeles, CA

November 19, 2021